Exhibit 10.14

DICERNA PHARMACEUTICALS, INC.

480 Arsenal Street

Building 1, Suite 120

Watertown, MA 02472

        June 2, 2009

David Madden

210 Wood Road

Bedford Corners, NY 10549

Dear Mr. Madden:

On behalf of the Board of Directors, I am pleased to offer you the position of Chairman of the Board of Directors of Dicerna Pharmaceuticals, Inc. (the “Company”). Should you accept this position, and upon your election by the Company’s Board of Directors, the following outlines some of the key elements applicable to your role as Chairman of the Board of Directors of the Company.

1. Service. You will serve as Chairman for an initial period of one (1) year or until your earlier resignation or removal as Chairman or as a Director of the Company. Under Delaware law and the Company’s Certificate of Incorporation, By-laws and other applicable corporate documents, you may resign as Chairman or as a Director at any time, and you may be removed at any time as a member of the Board of Directors by the Company stockholders and as Chairman by the Board of Directors. After the initial one-year term, you may continue as Chairman upon your mutual agreement with the Company and its Board of Directors.

2. Meetings. We expect to hold meetings of the Board of Directors at least six (6) times per year. We also expect from time to time to call special meetings of the Board of Directors. As Chairman, it is expected that you will use your reasonable best efforts to attend all meetings of the Board of Directors and any committees on which you serve and that you will be available to the Company for consultation and discussion on key strategic initiatives of the Company.

3. Compensation. In consideration of your services described above, the Company will provide you with the following:

(a) Cash Payment. The Company will pay you an annual cash retainer of $75,000, payable monthly in arrears in accordance with the Company’s normal payment practices for each year of your service as a member of the Board of Directors.

(b) Expenses. The Company will reimburse you for the reasonable out-of-pocket expenses incurred by you in attending meetings of the Board of Directors and of any committee on which you may serve upon submission by you of reasonable supporting documentation.

David Madden

June 2, 2009

(c) Option Grants.

(i) Initial Option. Upon your appointment by the Board of Directors as Chairman of the Company and the approval by the Company’s Board of Directors, you will be issued an option (the “Initial Option”) to purchase 300,000 shares (the “Option Shares”) of the Company’s common stock, $.0001 par value per share (the “Common Stock”), which Option Shares shall equal one percent (1%) of the outstanding shares of Common Stock of the Company as of the date hereof, calculated on a fully-diluted, as-converted basis (the “Initial Percentage Ownership Amount”). Twenty-five percent (25%) of the Option Shares shall vest on the first anniversary of the date of grant of the Initial Option, and the remaining seventy-five percent (75%) of the Option Shares shall vest monthly thereafter over the subsequent three years subject to your continued service to the Company as a member of the Board of Directors. The Initial Option shall be exercisable at a price per share equal to the fair market value of the Common Stock of the Company on the date of grant of the Initial Option.

(A) Additional Option. Upon the consummation by the Company of an equity financing in which shares of preferred stock senior in liquidation preference to the Company’s Series A Convertible Preferred Stock (the “Senior Preferred Stock”) are issued and sold by the Company (the “Financing”), then, upon approval by the Company’s Board of Directors, you will receive an additional option (the “Additional Option”) to purchase that number of shares of Common Stock of the Company as shall equal the Additional Percentage Ownership Amount of the Fully Diluted Financing Shares issued in connection with the Financing. As used herein, (A) the term “Additional Percentage Ownership Amount” shall be determined as follows: (1) in the event that the price per share of the Senior Preferred Stock issued and sold by the Company in the Financing equals $1.00, the Additional Percentage Ownership Amount shall equal one percent (1%), (2) in the event that the price per share of the Senior Preferred Stock issued and sold by the Company in the Financing exceeds $1.00, the Additional Percentage Ownership Amount shall equal one percent (1%) plus .01% for each $.01 that such per share price exceeds $1.00, and (3) in the event that the price per share of the Senior Preferred Stock issued and sold by the Company in the Financing is less than $1.00, the Additional Percentage Ownership Amount shall equal one percent (1%) less .01% for each $.01 that such purchase price is less than $1.00; and (B) the term “Fully Diluted Financing Shares” means the aggregate number of shares of Common Stock of the Company issued in connection with the Financing, calculated on a fully-diluted, as-converted basis as of the closing date of such Financing (including, without limitation, any additional shares of Common Stock that are authorized for issuance under the Company’s Third Amended and Restated 2007 Employee, Director and Consultant Stock Plan in connection with the Financing).

The Additional Option shall be subject to vesting and shall have an exercise price consistent with the terms set forth above for the Initial Option.

The Initial Option and the Additional Option that you receive hereunder shall be subject to such further terms and conditions as will be specified in the Company’s Third Amended and Restated 2007 Employee, Director and Consultant Stock Plan and one or more non-qualified stock option agreements to be executed by you and the Company.

David Madden

June 2, 2009

4. Indemnification. As a Delaware corporation, the Company has adopted provisions in its Certificate of Incorporation and By-Laws to indemnify directors to the maximum extent allowed under Delaware law. In addition, the Company maintains a Directors and Officers’ insurance policy for certain claims made against directors and officers.

5. Confidentiality. You agree that all Confidential Information (as defined below), whether or not disclosed orally or in writing, is and shall be the exclusive property of the Company. You shall not at any time, whether during or after the termination or cessation of your service as a member of the Board of Directors of the Company, without the written authorization of the Chief Executive Officer of the Company, unless and until the Confidential Information has become public knowledge without fault by you, (a) reveal any Confidential Information to any person or entity, except to employees of the Company who need to know such Confidential Information, (b) use or attempt to use any Confidential Information for any purposes (other than in the ordinary course of performing your duties as a director of the Company), or (c) use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly. The term “Confidential Information” shall include any information concerning the organization, business, business relationships or finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, specifications, blueprints, engineering data, software programs, works of authorship, clinical testing programs, marketing material, customer lists, customer information, financial information, pricing information, personnel information, business plans or strategy, projects, plans and proposals.

David Madden

June 2, 2009

If the foregoing is acceptable, please sign and return one copy to the undersigned at your earliest convenience. On behalf of the Company and its Board of Directors, we look forward to working with you.

Very truly yours,

/s/ Doug Fambrough

Doug Fambrough, Ph.D.
Chairman of the Board of Directors
Dicerna Pharmaceuticals, Inc.

Agreed to and Accepted:

/s/ David Madden
David Madden
Dated:	7/6/09